Exhibit 15

The Board of Directors
JLG Industries, Inc.
McConnellsburg, PA 17233

We are aware of the incorporation by reference in the Registration Statements (Form S-3, No. 333-110793, Form S-4, No. 333-99217 and No. 333-107468 and Form S-8, No. 33-60366; Form S-8, No. 33-61333; Form S-8, No. 33-75746; Form S-8, No. 333-71428; Form S-8, No. 333-71430; Form S-8, No. 333-71432; and Form S-8, No. 333-110798) of JLG Industries, Inc. of our report dated November 12, 2003, relating to the unaudited condensed consolidated interim financial statements of JLG Industries, Inc. which are included in its Form 10-Q for the quarter ended October 31, 2003.

/s/ Ernst & Young LLP

Baltimore, Maryland
November 21, 2003